Exhibit 10.2

AGREEMENT TO AMEND EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”), made and entered into on the 22nd day of August, 2007, to be effective August 16, 2007, by and between ALLIANCE ONE INTERNATIONAL, INC., a Virginia Corporation (the “Company”), and BRIAN J. HARKER (the “Executive”).

R E C I T A L S

WHEREAS, the Company and Executive entered into an Employment Agreement on or about November 7, 2004 (the “Employment Agreement”), and the Company and Executive now wish to amend the Employment Agreement to confirm the date of retirement of the Executive, to confirm the amount of certain post-termination benefits to which the Executive is entitled, and to bring the Employment Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”);

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation the Company agrees herein to pay the Executive, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

1.

Section 3.1 of the Employment Agreement is amended to read as follows:

“3.1

Term of Employment.  The term of the Executive’s employment (the ‘Term’) under this Agreement shall commence as of the Effective Date and shall continue until Executive’s retirement from employment with the Company on August 16, 2007 (the ‘Termination Date’).”

2.

Sections 3.2, 3.3, 3.4 and 3.5 of the Employment Agreement are hereby deleted.

3.

Section 3.6 of the Employment Agreement is amended to read as follows:

“3.6

Rights of Executive Upon Termination of Employment.  Following the Termination Date, the rights of Executive shall be as provided in Articles 4, 5, 6, 9, 10, 12, 13, 14, 15, 16, 18, 24 and 26.”

4.

Section 4.2 of the Employment Agreement is amended by adding the following at the end of the section:

“All bonuses due under Section 4.2 have been paid.”

5.

Section 4.3 of the Employment Agreement is amended by adding the following at the end of the section:

“All bonuses due under Section 4.3 have been paid.”

6.

Section 4.4 of the Employment Agreement is amended to read as follows:

“4.4

Long-Term Incentive Plans.  During the period beginning on the Effective Date and ending March 31, 2007, the Executive shall be eligible to receive awards under the Company’s long-term incentive plans as determined by the Committee in its discretion; provided, however, that the Executive’s level of participation in such plans shall be consistent with the Executive’s level of participation in such plans (or any predecessor plans) prior to the Effective Date.  At the close of business on the Termination Date:

“(i)  Executive’s interests in shares of restricted stock and deferred stock identified on Exhibit I attached hereto and incorporated by reference shall become fully vested and nonforfeitable effective as of the Termination Date, and the shares of restricted stock subject to any such restricted stock awards shall become fully transferable and no longer subject to any restrictions of any kind;

“(ii)  Executive’s incentive stock options identified on Exhibit I attached hereto and incorporated herein by reference shall (1) become immediately vested and exercisable effective as of the Termination Date, and (2) remain exercisable until the earlier of August 16, 2009, or the expiration date specified in the option award agreement (determined without regard to whether Executive’s termination of employment would have resulted in a shorter exercise period following such termination of employment).  Executive acknowledges that such options will cease to qualify as incentive stock options (under Code Section 422) as of the Termination Date;

“(iii)  Executive’s nonqualified stock options identified on Exhibit I attached hereto and incorporated herein by reference shall (1) become immediately vested and exercisable effective as of the Termination Date, and (2) remain exercisable until the earlier of August 16, 2009, or the expiration date specified in the option award agreement (determined without regard to whether Executive’s termination of employment would have resulted in a shorter exercise period following such termination of employment); and

“(iv)  Executive’s stock options listed on Exhibit II shall be cancelled as of the close of business on the Termination Date.”

7.

The following clauses, which occur twice in Article 5, are hereby deleted: “and any Compensation Continuance Period (as defined in Article 12)”.

8.

Article 5 of the Employment Agreement is amended by adding the following at the end of the Article:

“The expenses eligible for reimbursement under this Article 5 in any calendar year shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year.  Executive’s rights under this Article 5 are not subject to liquidation or exchange for any other benefit.”

9.

Section 6.1 of the Employment Agreement is amended to read as follows:

“6.1

Special Early Retirement Benefit.  The Company shall pay Executive a monthly early retirement benefit as follows:

“(i) The Company shall pay Executive the amount of Two Hundred Forty-Three Thousand One Hundred and Forty-Four Dollars ($243,144) on February 16, 2008, or within ten (10) business days thereafter; and

“(ii) The Company shall pay Executive the amount of Forty Thousand One Hundred and Four Dollars ($40,104) on the 20th day of each month, or within ten (10) business days thereafter, starting on March 16, 2008, and ending on March 16, 2015.

“If Executive shall die before receiving all payments provided in this Section 6.1, all remaining payments shall be made to Executive’s beneficiary (as provided in Article 16) in the same form and at the same time as provided in sub-clauses (i) and (ii) above. The monthly early retirement benefit provided under this Section 6.1 shall not reduce the amount of the benefit payable to the Executive under Section 6.3.”

10.

Section 6.2 of the Employment Agreement is amended to read as follows:

“6.2

Special Health Care Benefit. In addition to the other benefits provided for in this Agreement, the Executive shall be entitled to the special health care benefits described in this Section 6.2.

“(i)

Executive shall be entitled to participate (treating the Executive as an “active employee” of the Company for this purpose) in the Company’s Medical Plan for Salaried Employees, as the same may be amended from time to time (the ‘Company Medical Plan’) during the period commencing on September 1, 2007 and ending on the last day of the calendar month in which the Executive attains age 65 (i.e., April 30, 2015).  In addition, during the period commencing on September 1, 2007 and ending on the last day of the calendar month in which the Executive’s spouse attains age 65 (i.e., March 31, 2014), the Executive’s spouse shall be entitled to participate in the Company Medical Plan.  The coverage required to be provided to the Executive and his spouse pursuant to this Section 6.2 shall be referred to herein as the ‘Continuation Coverage’ and the period during which the Continuation Coverage is provided shall be referred to herein as the ‘Medical Plan Coverage Period.’  The Company, consistent with sound business practices, shall use its best efforts to provide the Executive and his spouse with the Continuation Coverage under the Company Medical Plan during the Medical Plan Coverage Period, including, if necessary, amending the applicable provisions of the Company Medical Plan and negotiating the addition of any necessary riders to any group health insurance contract.  During the Medical Plan Coverage Period, the Executive shall pay the entire premium required for the Continuation Coverage under the Company Medical Plan.  The premium required for the Continuation Coverage shall be equal to the premium required by the continuation of coverage requirements of Section 4980B of the Code and Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended (‘COBRA’) for such Continuation Coverage (the ‘COBRA Rate’).  Notwithstanding the foregoing, for any period of Continuation Coverage after the COBRA Period (as defined below), as determined by the Company, the premium required for the Continuation Coverage in such period shall be the greater of the COBRA Rate or the actuarially determined cost of the Continuation Coverage as determined by an actuary selected by the Company.

“(ii)

If at any time during the Medical Plan Coverage Period the Company is unable for whatever reason to provide the Executive and/or his spouse with the Continuation Coverage under the Company Medical Plan, the Company, consistent with sound business practices, shall use its best efforts to secure for the Executive and/or his spouse coverage under an individual policy of health insurance providing coverage for the Executive and/or his spouse which is substantially identical to the Continuation Coverage to be provided under the Company Medical Plan (the ‘Individual Medical Policy’).  In such event, the Executive shall pay the entire premium charged for coverage of the Executive and/or his spouse under the Individual Medical Policy.

“(iii)

On or prior to attainment of age 65, the Executive and his spouse shall each enroll in Medicare Parts A, B and D and each shall obtain a Medicare supplemental policy (the ‘Medicare Supplemental Policy’) to become effective no later than the end of the Medical Plan Coverage Period.  The Executive and his spouse shall at all times pay the premiums charged for Medicare Parts A, B and D coverage and shall pay the premiums charged for the Medicare Supplemental Policy.  The Company shall reimburse the Executive and his spouse for the premiums paid by the Executive and his spouse for Medicare Part D and for the Medicare Supplemental Policy.  Such reimbursement shall be made on a monthly basis within ten (10) business days after the Executive or his spouse submits a written request for reimbursement accompanied by sufficient evidence demonstrating that the premiums subject to reimbursement were incurred.

“(iv)

But for the requirements of this Section 6.2, coverage for Executive and his spouse under the Company Medical Plan would end on August 31, 2007, and the Company and Executive agree that this will be considered the date of the COBRA qualifying event resulting from Executive’s retirement on the Termination Date (the ‘Qualifying Event’).  The Continuation Coverage provided to the Executive and his spouse pursuant to paragraph (i) of this Section 6.2 is intended to satisfy the continuation of coverage requirements of COBRA as such requirements apply to Executive and his spouse on account of the Qualifying Event.  Executive and his spouse shall complete such COBRA election materials as the Company may require in order to make the Continuation Coverage available.  Notwithstanding any contrary provision of this Section 6.2, the respective periods of Continuation Coverage for Executive and his spouse shall not expire prior to the end of the applicable period of continuation coverage to which the Executive and/or his spouse would be entitled under COBRA (the ‘COBRA Period’).  The Executive and/or his spouse shall be responsible for paying the full amount of the premium charged for such Continuation Coverage during the COBRA Period in accordance with paragraph (i) of this Section 6.2. Notwithstanding the foregoing provisions of this Section 6.2, in the event that the Continuation Coverage for whatever reason does not satisfy the continuation of coverage requirements of COBRA, the Executive and/or his spouse shall be entitled to elect COBRA continuation coverage in lieu of the Continuation Coverage described in this Section 6.2.  In such event, the Executive and/or his spouse shall be responsible for paying the full amount of the premium charged for such COBRA continuation coverage under the Company Medical Plan at the COBRA Rate.

“(v)

During the period commencing on September, 1 2007 and ending on April 30, 2015, the Company shall pay to Executive a monthly special benefit as determined pursuant to the provisions of this paragraph (the ‘Special Benefit’).  The amount of the monthly Special Benefit shall be equal to the amount of the monthly premium actually paid by the Executive and/or his spouse for the Continuation Coverage for the Executive and his spouse required by this Section 6.2 less the amount of the monthly contribution or premium charged an active full-time salaried employee participating in the Company Medical Plan for coverage of such active full-time salaried employee and his spouse.  The Special Benefit shall be payable on the 20th day of each calendar month, or within ten (10) business days thereafter, commencing September 20, 2007.  In the event the Executive shall die prior to March 31, 2014 and at the time of his death his spouse is still covered under the Company Medical Plan pursuant to this Section 6.2, the Special Benefit payment shall be made to his spouse; provided, however, in no event will a Special Benefit payment be made to the spouse after March 31, 2014.  In such event, the amount of the monthly Special Benefit payable to the Executive’s spouse shall be equal to the amount of the monthly premium actually paid by the spouse for the Continuation Coverage for the spouse required by this Section 6.2 less the amount of the monthly premium charged an active full-time salaried employee participating in the Company Medical Plan for employee-only coverage.  Expenses eligible for reimbursement under this Section 6.2 in a calendar year shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year.  Executive’s rights under this Section 6.2 are not subject to liquidation or exchange for any other benefit.

“(vi)

In addition to the Special Benefit described in paragraph (v), the Company shall pay to the Executive a payment equal to the amount necessary to pay the federal and state income taxes imposed upon the Executive as a result of the receipt of the Special Benefit payments (i.e., a gross-up payment).  Each gross-up payment shall be determined pursuant to the following formula and expressing the Tax Rate as a decimal.

Gross-up Amount	=	Special Benefit Amount	X	(1 +	(	Tax Rate	X	(1)))	Less	Special Benefit Amount
1-Tax Rate

“The “Tax Rate” shall be equal to (A) the highest marginal income tax rate in effect under Code Section 1(a) (or any successor provision) in the calendar year in which the gross-up payment is made (the “Federal Rate”), plus (B) the highest marginal rate of income tax for individuals in the state in which Executive is domiciled in the calendar year in which the gross-up payment is paid (the “State Rate”), minus (C) the Federal Rate times the State Rate.  The gross-up payment for the period commencing on September 1, 2007 and ending on December 31, 2007, shall be paid in a lump sum on February 16, 2008, or within ten (10) business days thereafter.  The gross-up payment for each calendar year thereafter, commencing with the 2008 calendar year, shall be paid to the Executive in a single lump sum payment on or prior to December 31 of each such calendar year during which the Special Benefit is paid to the Executive.  Notwithstanding the foregoing, in no event shall a gross-up payment be made to the Executive with respect to any Special Benefit payments that are not includible in the income of the Executive for federal and state income tax purposes.

“(vii)

Executive and/or his spouse shall pay for the Continuation Coverage on a monthly basis.  The premium or contribution due for Continuation Coverage under the Company Medical Plan in any month shall be due on the last day of the immediately preceding month, provided that any payment received by the Company within twenty (20) days of the due date shall be deemed timely.  If Executive and/or his spouse fails to pay any premium or contribution when due as provided in this paragraph, the Company’s obligation to provide Continuation Coverage under this Section 6.2 shall immediately expire.  If Executive and/or his spouse fail to pay the premium within twenty (20) days of the due date as described in the prior sentence, the Company will provide Executive and his spouse with written notice of the failure to make such premium payment.  The written notice shall be furnished to Executive and his spouse in the manner provided in Article 29.  Executive and spouse shall have ten (10) days after the Company provides such notice within which to make the applicable premium payment and any such payment received by the Company within this ten (10) day period shall be considered timely.  Executive hereby authorizes the Company to withhold from any monthly payment then due to Executive under this Agreement or otherwise the premiums or contributions required and then due under this Section 6.2 to pay for Continuation Coverage for Executive and/or his spouse.”

11.

Section 6.3 of the Employment Agreement is amended to read as follows:

“6.3

Special Supplemental Retirement Benefit. The Company shall pay Executive a monthly supplemental retirement benefit in the amount of Thirty-Six Thousand Seven Hundred and Seven Dollars ($36,707) on the 20th day of each month, or within ten (10) business days thereafter, commencing on April 20, 2015 and ending in the month of his death.  If Executive’s current spouse survives him, she will receive monthly payments of Eighteen Thousand Three Hundred and Fifty-Four Dollars ($18,354) on the 20th day of each month, or within ten (10) business days thereafter, commencing in the month following Executive’s death and ending in the month of her death.  Executive and his spouse are not entitled to benefits under the Alliance One International, Inc. Supplemental Executive Retirement Plan.”

12.

Articles 7 and 8 of the Employment Agreement are deleted.

13.

Article 9 of the Employment Agreement is amended to read as follows:

“If Executive dies prior to receiving any or all of the payments, monthly installments or benefits to which he is due under Articles 4, 5 or 12 or under Section 6.1 hereunder, then such remaining payments, monthly installments or benefits shall be payable to his designated beneficiary (as determined pursuant to ARTICLE 16). So long as any of Executive’s stock options remain outstanding pursuant to Section 4.4 following Executive’s death, such options may be exercised by Executive’s estate and any heirs or devisees thereof.”

14.

Article 10 of the Employment Agreement is amended by adding the following at the end of the Article:

“However, Executive is not entitled to and will not receive a benefit under the Company’s Severance Plan.”

15.

Article 11 of the Employment Agreement is amended by adding the following at the end of the Article:

“Executive shall not be entitled to payment for unused vacation, sick leave or paid time off as of the Termination Date.”

16.

Section 12.2 of the Employment Agreement is deleted.

17.

Section 13.1 of the Employment Agreement is amended by striking the last period and adding the following:

“, provided that such expenses are incurred by Executive during his lifetime.  The expenses eligible for reimbursement under this Section 13.1 in any calendar year shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year.  Executive’s rights under this Section 13.1 are not subject to liquidation or exchange for any other benefit.”

18.

Article 15 of the Employment Agreement is amended by striking the last period and adding the following:

“, but in any event no later than the end of the calendar year following the calendar year in which the expense was incurred.  The expenses eligible for reimbursement under this paragraph in any calendar year shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year.  Executive’s rights under this Article 15 are not subject to liquidation or exchange for any other benefit.

“On or before December 31, 2007, the Company shall pay directly on Executive’s behalf the reasonable attorneys’ fees and related expenses incurred by Executive during 2007 in connection with review and negotiation of amendments to this Agreement.  The attorneys’ fees and expenses eligible for reimbursement under this paragraph shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other year.”

19.

Section 24.1 of the Employment Agreement is amended to read as follows:

“24.1

Governing Law.  The parties intend that this Agreement and the performance hereunder and all proceedings hereunder shall be construed in accordance with and under and pursuant to the laws of the State of North Carolina and that in any proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of North Carolina shall be applicable and shall govern to the exclusion of the laws of any other forum.”

20.

Article 29 of the Employment Agreement is amended to read as follows:

“All notices, requests and other communications to any party under this Agreement shall be in writing (including telefacsimile transmission or similar writing) and shall be given to such party at its address or telefacsimile number set forth below or such other address or telefacsimile number as such party may hereafter specify for the purpose by notice to the other party:

(a)  If to the Executive:

Brian J. Harker
2801-103 Glenwood Gardens Lane
Raleigh, NC 27608-1237

(b)  If to the Company:

Alliance One International, Inc.
8001 Aerial Center Parkway
P.O. Box 2009
Morrisville, North Carolina 27560
Fax Number: (919) 379-4132

Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this ARTICLE 29.“

1.

A new Article 34 is added to the Employment Agreement as follows:

“To the extent applicable, the parties hereto intend that this Agreement comply with Section 409A of the Code and all guidance or regulations thereunder (“Section 409A”).  The parties hereby agree that this Agreement shall at all times be construed in a manner to comply with Section 409A and that should any provision be found not in compliance with Section 409A, the parties are hereby contractually obligated to execute any and all amendments to this Agreement deemed necessary and required by legal counsel for the Company to achieve compliance with Section 409A.  By execution and delivery of this Agreement, the Executive irrevocably waives any objections he may have to the amendments required by Section 409A.  In the event amendments are required to be made to this Agreement to comply with Section 409A, the Company shall use its commercially reasonable best efforts to provide the Executive with substantially the same benefits and payments he would have been entitled to pursuant to this Agreement had Section 409A not applied, but in a manner that is compliant with Section 409A.  The manner in which the immediately preceding sentence shall be implemented shall be the subject of good faith negotiations of the parties.  The parties also agree that in no event shall any payment required to be made pursuant to this Agreement that is considered deferred compensation within the meaning of Section 409A be accelerated in violation of Section 409A.  The parties further agree that any payments of deferred compensation that are made as a result of a separation from service cannot commence under Section 409A until the lapse of six (6) months after a separation from service (or death of the Executive, if earlier), to the extent that Executive is determined to be a “specified employee” (as that term is defined in Section 409A) and a six-month delay is required under Section 409A.”

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

EXECUTIVE

(SEAL)

Brian J. Harker

WITNESS:

ALLIANCE ONE INTERNATIONAL, INC.

By:

Name:

Title:

Attest:

Secretary/Asst. Secretary

Exhibit I

Schedule of Equity Awards That Will Remain Outstanding After August 16, 2007

Original Award Date	Award Type	Number of Alliance One Shares Subject to Award	Exercise Price (if applicable)	Expiration Date (if applicable)

11/10/04	Incentive Stock Option**	15,503	$6.45	8/31/2009
11/10/04	Nonqualified Option	54,497	$6.45	8/31/2009
11/10/04	Restricted Stock	70,000	n/a	n/a
8/25/05	Restricted Stock	70,000	n/a	n/a
8/30/05	Incentive Stock Option**	35,001	$3.96	8/31/2009
8/30/05	Nonqualified Option	34,999	$3.96	8/31/2009
8/17/06	Restricted Stock	70,000	n/a	n/a
8/17/06	Nonqualified Option	36,918	$3.94	8/31/2009
8/17/06	Incentive Stock Option**	33,082	$3.94	8/31/2009

Exhibit II

Cancelled Stock Options*

Original Award Date	Award Type	Number of Alliance One Shares Subject to Award	Exercise Price (if applicable)	Cancellation Date
8/21/97	Nonqualified Option	13,519	$22.3125	8/16/2007
8/21/97	Incentive Stock Option	4,480	$22.3125	8/16/2007
8/21/97	Nonqualified Option	1	$22.3125	8/16/2007
8/27/98	Incentive Stock Option	10,810	$9.25	8/16/2007
8/27/98	Nonqualified Option	9,190	$9.25	8/16/2007